UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 5, 2019
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02.	Results of Operations and Financial Condition.

On Wednesday, March 27, 2019, a severe weather system containing large hail passed through parts of Brevard County, Florida, where FedNat Insurance Company (“FNIC”) and Monarch National Insurance Company (“MNIC”) have residential property market share above their state wide averages. FedNat Holding Company (the “Company”) anticipates having claims totaling approximately $7.0 million, net of its quota share reinsurance, in connection with this storm. The Company has catastrophic reinsurance protection though it only provides coverage on an event if covered losses thereon exceed $20 million for FNIC and $3 million for MNIC. The Company is focusing on assisting our policyholders in their time of need.
Additionally, the Company expects to recognize the following items in its results for the three months ended March 31, 2019 (all amounts presented on a pre-tax basis):

•
$3.6 million of prepayment fees, including the write-off of remaining debt issuance costs, related to our previously announced repayment during the quarter of the $45 million of Senior Notes issued in December 2017.

•	$0.5 million of deal costs related to the previously announced pending acquisition of the insurance operations of 1347 Property Insurance Holdings, Inc.

•	$2.4 million of unrealized investment gains related to appreciation in the value of our equity portfolio.
The information in Item 2.02 of this Current Report on Form 8-K is hereby intended to be furnished and, as provided in General Instruction B.6 of Form 8-K, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.

Item 8.01.	Other Events.

The “go shop” period provided for in the previously announced equity purchase agreement dated February 25, 2019 (the “Equity Purchase Agreement”) among the Company, 1347 Property Insurance Holdings, Inc. (“PIH”), Maison Managers, Inc. (“MM”), Maison Insurance Company(“Maison”), and Claimcor, LLC (“CC”) expired on March 27, 2019. Pursuant to the Equity Purchase Agreement, the Company will acquire (the “Acquisition”) all of the issued and outstanding shares of common stock of MM and Maison, and the entire issued and outstanding membership interest of CC. The Company has been advised by PIH that no parties submitted an acquisition proposal prior to the expiration of the “go shop” period. The Acquisition remains subject to customary closing conditions as set forth in the Equity Purchase Agreement, including regulatory approvals and the approval of PIH’s stockholders.
Under the Equity Purchase Agreement, until the closing, PIH and its representatives are prohibited from initiating, soliciting, knowingly facilitating, encouraging or engaging in discussions or negotiations relating to any competing acquisition proposal, subject to certain limited exceptions. PIH may terminate the Equity Purchase Agreement if, subject to PIH’s compliance with certain covenants, PIH’s board of directors authorizes PIH to enter into a definitive written agreement with respect to an acquisition proposal that it deems superior to the Acquisition. If the Equity Purchase Agreement is terminated by either the Company or PIH under circumstances related to a superior acquisition proposal, PIH has agreed to pay the Company a termination fee in the amount of $2.16 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: April 5, 2019	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)